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                                                                 EXHIBIT 10.1.12

                          AGREEMENT TO EXCHANGE OPTIONS
                       AND WAIVE CHANGE IN CONTROL RIGHTS

         The undersigned presently holds an option to purchase up to ______ shares of Newriders, Inc. Common Stock (the "Newriders Option") which was granted to the undersigned pursuant to the Newriders, Inc. 1997 Executive Incentive Compensation Plan (the "Newriders Plan").

         The undersigned is aware that there is presently proposed a reorganization transaction (the "Reorganization") which, if consummated, will result in Newriders, Inc., Paisano Publications, Inc., certain corporations affiliated with Paisano Publications, Inc., and M&B Restaurants, L.C. becoming wholly owned subsidiaries of Easyriders, Inc. Under the Reorganization, as presently proposed, stockholders of Newriders, Inc. Common Stock will receive one share of Easyriders, Inc. Common Stock for each two shares of Newriders, Inc. Common Stock held by them (the "Exchange Ratio") upon consummation of the Reorganization.

         Conditional upon consummation of the Reorganization, the undersigned hereby agrees to exchange the Newriders Option for an option to acquire shares of Easyriders, Inc. Common Stock (the "Easyriders Option") to be granted to the undersigned pursuant to the Easyriders, Inc. 1998 Executive Incentive Compensation Plan. The Easyriders Option to be granted to the undersigned in exchange for the Newriders Option shall be subject to the same general terms and conditions of the Newriders Option, with the exception that a change shall be made in the number of shares of Easyriders Common Stock covered by the Easyriders Option and the exercise price per share of the Easyriders Option in order to reflect the Exchange Ratio used in the Reorganization. On the basis of the presently proposed Exchange Ratio described above, the Easyriders Option shall cover only one-half of the number of shares of common stock presently subject to the Newriders Option, and the exercise price per share shall be equal to two times the exercise price per share of common stock of the Newriders Option.

         In the event that the Exchange Ratio to be used in the Reorganization hereafter changes for any reason, the undersigned hereby agrees that an appropriate adjustment shall be made in the number of shares covered by, and the exercise price per share, of the Easyriders Option to reflect any change hereafter made in the Exchange Ratio.

         The undersigned is aware that pursuant to Section 9 of the Newriders Plan, the undersigned has certain rights which are triggered by a change in control of Newriders, Inc., as defined in Section 9(b) of the Newriders Plan. The Reorganization, if consummated, will result in a change of control of Newriders, Inc. The undersigned hereby waives the change in control rights and


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benefits to which the undersigned would otherwise become entitled upon the consummation of the Reorganization.

         DATED _____________, 1998.




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                                       Undersigned (Option Holder)




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